EXHIBIT 23


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report included in this Annual Report on Form 10-K, into the Company's previously filed registration statements on Form S-3 (File No. 333-51695), on Form S-4 (File No. 333-33755), on Form S-8 (File No. 333-30155) and on Form S-8 (File No. 333-30157).


ARTHUR ANDERSEN LLP

Houston, Texas
March 18, 1999